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                                  Exhibit 3(i)

                            CERTIFICATE OF AMENDMENT
                                       of
                      RESTATED CERTIFICATE OF INCORPORATION
                                       of
                            LUCENT TECHNOLOGIES INC.

1. The name of the corporation (the "Corporation") is Lucent Technologies Inc.

2. The Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on April 1, 1996, is hereby amended by

     (i) deleting Section 1 of Article VII thereof in its entirety and by substituting in lieu thereof, the following:

          Except as otherwise fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of the Directors of the Corporation shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board (but shall not be less than three). Subject to the provisions of this Section 1 set forth below, the Directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1997, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1998, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1999, with each class to hold office until its successor is duly elected and qualified. At each succeeding annual meeting of stockholders until the annual meeting of stockholders to be held in 2005, Directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until such person's successor shall have been duly elected and qualified. The terms of office of all Directors who are in office immediately prior to the closing of the polls for the election of Directors at the 2005 annual meeting of stockholders of the Corporation shall expire at such time. At each annual meeting of stockholders beginning with the 2005 annual meeting of stockholders of the Corporation, the Directors shall not be classified, and the Directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be elected by the holders of Voting Stock and shall hold office until the next annual meeting of stockholders and until their



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          respective successors shall have been duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

     (ii) deleting Section 4 of Article VII thereof in its entirety and by substituting in lieu thereof, the following:

          Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, any Director in office prior to the election of Directors at the 2005 annual meeting of stockholders of the Corporation may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all Voting Stock then outstanding, voting together as a single class. From and after the election of Directors at the 2005 annual meeting of stockholders of the Corporation and subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, Directors may be removed from office, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all Voting Stock then outstanding, voting together as a single class.

3. This Amendment to the Restated Certificate of Incorporation of the Corporation set forth above has been duly adopted in accordance with Section 242 General Corporation Law of the State of Delaware.

This Certificate has been duly executed by the undersigned on behalf of the Corporation on February 26, 2004.


                                        /s/ Margaret G. Gelsi
                                        ----------------------------------------
                                        Margaret G. Gelsi
                                        Assistant Secretary


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